EXHIBIT 3.13
June 30, 2006
Inco Limited,
145 King Street West, ,
Suite 1500,
Toronto, Ontario
Canada M5H 4B7.
Dear Sirs:
     As special United States tax counsel to Inco Limited (the “Company”) in connection with Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form F-10 (File No. 333-12588) relating to the Common Shares of the Company and associated Common Share purchase rights issuable upon exercise of warrants to purchase Common Shares previously issued by the Company (the “Warrant Shares”), we hereby confirm to you our advice as set forth under the heading “Certain United States Federal Income Tax Considerations” in the Prospectus dated June 30, 2006 relating to the Warrant Shares, subject to the limitations noted therein, and we consent to the filing of this letter as an exhibit to the Registration Statement on Form F-10 to be filed by the Company.
     By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of

Inco Limited
1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

SULLIVAN & CROMWELL LLP